Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces First Quarter 2012 Results

New Orleans, Louisiana, May 3, 2012…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the first quarter 2012.

Highlights

•	First quarter 2012 EBITDAX of $67.6 million and net income of $1.5 million ($0.04 per share). Adjusted net income of $13.4 million ($0.34 per share). (see EBITDAX reconciliation in the tables)

•	First quarter 2012 revenue of $98.8 million, up 47% from the first quarter 2011, aided by a 43% increase in oil production and 13% increase in realized crude oil prices versus that same period

•	First quarter oil production of 9,386 barrels (Bbls) per day; total production averaged 79% oil on an oil equivalent basis.

•	Operational results to date included 11 successful development projects (7 successful workovers and 4 development wells) for an 85% success rate.

•	Expanded share repurchase program from $20 million to $40 million, with approximately 1.2 million shares repurchased to date.

Financial Results

Revenue for the first quarter of 2012 was $98.8 million, compared to $67.2 million for the same period a year ago, driven by higher realized oil production and prices from the Company’s continued focus on oil-weighted development projects.

For the first quarter of 2012, EPL reported net income to common stockholders of $1.5 million, or $0.04 per diluted share, compared to a net loss of $14.5 million, or $0.36 per diluted share for the same period a year ago. Net income for the first quarter of 2012 included $16.5 million of non-cash unrealized losses on derivative instruments and $2.3 million of non-cash costs attributable to property impairments of small gas fields. Excluding the impact of non-cash items, EPL’s adjusted first quarter net income, a non-GAAP measure, would have been $13.4 million, or $0.34 per diluted share.

For the first quarter of 2012, EBITDAX was $67.6 million and discretionary cash flow was $64.0 million, or $1.63 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first quarter of 2012 was $57.1 million, a 285% increase over cash flow from operating activities for the same quarter a year ago.

Gary C. Hanna, the Company’s President and CEO, stated, “I am pleased with our execution so far in 2012. This continues to be a pivotal year for our Company as we continue to implement our organic and acquisition growth strategy. We continue to stay focused on the execution of high quality oil projects from our inventory and sourcing targeted acquisitions, both of which provided prudent growth for our Company. With our substantial liquidity and continued free cash flow generation, we intend to execute on selective acquisition targets to accelerate our growth and provide additional opportunity sets. As it relates to our organic growth, we announced a modest increase to our capital budget from $168 million to $184 million to allow us to exploit a few additional oil opportunities within our focus areas later this year. Although the year is just underway, we are feeling comfortable that our 2012 annual oil production should come within the mid to upper end of our full year guidance range and significantly ramp up during the second half of this year.”

Production and Price Realizations

Oil production for the first quarter of 2012 averaged 9,386 Barrels (Bbls) per day, which was in the upper end of the Company’s guidance range. First quarter 2012 oil production volumes were 43% higher than in the comparable quarter last year, primarily as a result of oil production growth from the Company’s acquire and exploit strategy.

Natural gas production averaged 15.0 million cubic feet (Mmcf) per day in the first quarter of 2012, which was flat compared to gas production in the prior fourth quarter of 2011. The Company continues to focus on the oil development opportunities within its portfolio which have higher revenue generation capability.

Price realizations for the first quarter of 2012, all of which are stated before the impact of derivative instruments, averaged $114.87 per barrel for crude oil and $2.48 per thousand cubic feet (Mcf) of natural gas, compared to $101.34 per barrel of crude oil and $4.17 per Mcf of natural gas in the same quarter a year ago. The Company’s crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Operating Expenses

Lease operating expenses (LOE) for the first quarter of 2012 totaled $18.4 million, while general and administrative (G&A) expenses were $5.3 million. Reported LOE increased over the same period a year ago mainly due to two property acquisitions concluded during 2011 while G&A was essentially flat versus the comparable period. G&A expenses included non-cash stock based compensation recorded in the first quarter 2012 of $1.0 million.

Capital Expenditures and P&A Operations

During the first three months of 2012, capital expenditures on exploration and development projects totaled approximately $43.5 million. 2012 operational results to date include 11 successful development projects for an 85% success rate year to date. The successful projects include 7 workovers and 4 development wells performed mainly within its East Bay field and West Delta area. The Company also incurred $10.3 million of regional seismic purchases surrounding EPL’s focus areas from Main Pass to West Delta and $3.5 million of facility related capital expenditures during the first quarter.

Capital spending is expected to be front-loaded this year, intended to drive both production and organic reserve replacement. Major rig operations are ongoing, mainly executing additional development work, as well as opportunities within the Company’s in field exploration drilling program. Currently the Company has two operated and one non-operated rig executing opportunities within its West Delta and Bay March and fields, with three additional rigs expected to begin operations within the second quarter and early third quarter. For full year 2012, EPL has increased its initial capital budget from $168 million to approximately $184 million as a result of adding additional high quality oil projects within its core areas later this year. The Company projects that 2012 annual oil production should come within the mid to upper end of the current full year guidance range of 9,000 to 10,000 Bbls per day, with a significant ramp up expected during the second half of this year.

The Company continues to proactively spend on abandonment and decommissioning of its idle infrastructure, which will serve to reduce future maintenance and insurance costs. The Company plans to spend approximately $27 million abandoning approximately 116 wells and removing 35 jackets and 16 platforms in total for the year. The program is well underway with 60 wells plugged and abandoned and 25 jackets removed to date. Within two to three years, EPL expects to be largely finished with the abandonment and decommissioning of its current idle infrastructure, which predominately resides within its East Bay field.

Liquidity and Capital Resources

As of March 31, 2012, the Company had unrestricted cash on hand of $91.4 million and restricted cash of $6.0 million. The Company’s borrowing base under its $250 million credit facility has recently been reaffirmed at $200 million. EPL continues to maintain substantial liquidity of $291 million (the undrawn revolver capacity of $200 million combined with $91.4 million of cash on hand) and its net debt level remained low at $3.20 per Boe, on a proved reserve basis, a non-GAAP measure.

Share Repurchase Program

Recently the Board of Directors authorized an increase to its existing program for the repurchase of outstanding common stock from an aggregate cash purchase price of $20 million to $40 million. Since the share repurchase was first implemented in August, 2011, the Company has repurchased 1,199,000 shares at an aggregate cash purchase price of approximately $15.9 million. The repurchased shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and employee benefit plans. As of April 27, the Company had approximately 39.2 million shares of common stock outstanding.

Second Quarter and Full Year 2012 Guidance

ESTIMATED EBITDAX RANGES

2012 EBITDAX Estimates Using the Production Guidance and Various Realized Prices (1)

	Est. Production Rates
	9000 Bopd/11 Mmcf/d	9500 Bopd/13 Mmcf/d	10,000 Bopd/15 Mmcf/d
Realized Prices ($Bbl/$Mcf)
$100/$2.50	$240	$260	$280
$110/$2.50	$270	$285	$300
$120/$2.50	$285	$305	$325

(1)	All EBITDAX figures are approximate using production and expense guidance and estimated realized hedging impacts

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

	2Q 2012			Full Year 2012
Net Production (per day)
Oil, including NGLs (Bbls)	9,300	—	9,700	9,000	—	10,000
Natural gas (Mcf)	11,000	—	15,000	11,000	—	15,000
% Oil, including NGLs (using midpoint of guidance)		81%			81%
Swap Contracted Volume
Oil (barrels)		3,907			3,433
% of Oil swap contracted	42%	—	40%	38%	—	34%
% of Boe swap contracted	35%	—	32%	32%	—	27%
Average Swap Price Level		$100.30			$101.48

ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$18.5	—	$20.5	$70.0	—	$78.0
General & Administrative (cash and non-cash)	$5.0	—	$5.5	$19	—	$23
Taxes, other than on earnings (% of revenue)	3%	—	5%	3%	—	5%
Exploration Expense	$2	—	$4	$14	—	$18
DD&A ($/Boe)	$20.00	—	$26.00	$20.00	—	$26.00
Interest Expense (including amortization of discount and deferred financing costs)	$5	—	$6	$20	—	$24

Conference Call Information

EPL has scheduled a conference call for today, May 3, 2012, at 10:00 A.M. Central Time/11:00 A.M. Eastern Time to review results for the first quarter 2012 and to discuss its outlook for the remainder of the year. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 74375236.

The call will be available for replay beginning two hours after the call is completed through midnight of May 17, 2012. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 74375236.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Events and Webcasts” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

12-011

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ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Oil and natural gas	$98,772	67,215
Other	24	34

	98,796	67,249

Costs and expenses:
Lease operating	18,411	15,331
Transportation	151	135
Exploration expenditures - seismic and other	11,672	433
Exploration expenditures - dry hole costs	2,637	115
Impairments	2,314	10,788
Depreciation, depletion and amortization	23,908	21,063
Accretion of liability for asset retirement obligations	3,148	3,575
General and administrative	5,344	5,287
Taxes, other than on earnings	3,741	3,318
Other	175	130

Total costs and expenses	71,501	60,175

Income from operations	27,295	7,074
Other income (expense):
Interest income	38	10
Interest expense	(4,874)	(2,470)
Loss on derivative instruments	(20,062)	(25,525)
Loss on early extinguishment of debt	—	(2,377)

	(24,898)	(30,362)

Income (loss) before income taxes	2,397	(23,288)
Income tax benefit (expense)	(894)	8,779

Net income (loss)	$1,503	(14,509)

Net income (loss), as reported	$1,503	(14,509)
Add back:
Unrealized loss due to the change in fair market value of derivative contracts	16,542	20,234
Impairments	2,314	10,788
Loss on abandonment activities	168	172
Deduct:
Income tax adjustment for above items	(7,096)	(11,760)

Adjusted Non-GAAP net income	$13,431	4,925

EBITDAX Reconciliation:
Net income (loss), as reported	$1,503	(14,509)
Add back:
Income taxes	894	(8,779)
Net interest expense	4,836	2,460
Depreciation, depletion, amortization and accretion	27,056	24,638
Impairments	2,314	10,788
Exploration expenditures and dry hole costs	14,309	548
Loss on abandonment activities	168	172
Loss on early extinguishment of debt	—	2,377
Less impact of:
Unrealized loss due to the change in fair market value of derivative contracts	16,542	20,234

EBITDAX	$67,622	37,929

Weighted average dilutive common shares outstanding	39,298	40,080

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss (gain) on abandonment activities, loss on early extinguishment of debt and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$1,503	(14,509)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	23,908	21,063
Accretion of liability for asset retirement obligations	3,148	3,575
Loss on early extinguishment of debt	—	2,377
Unrealized loss on derivative contracts	16,542	20,234
Non-cash compensation	991	502
Deferred income taxes	594	(8,797)
Exploration expenditures	2,637	115
Impairments	2,314	10,788
Amortization of deferred financing costs and discount	500	246
Other	168	172
Changes in operating assets and liabilities:
Trade accounts receivable	(2,516)	(12,407)
Other receivables	—	1,283
Prepaid expenses	5,111	898
Other assets	(4)	79
Accounts payable and accrued expenses	11,247	(3,760)
Asset retirement obligations	(9,082)	(7,033)

Net cash provided by operating activities	$57,061	14,826

Reconciliation of discretionary cash flow:
Net cash provided by (used in) operating activities	57,061	14,826
Changes in working capital	(4,756)	20,940
Non-cash exploration expenditures and impairments	(4,951)	(10,903)
Total exploration expenditures, dry hole costs and impairments	16,623	11,336

Discretionary cash flow	$63,977	36,199

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
PRODUCTION AND PRICING
Net Production (per day):
Crude Oil (Bbls)	8,927	6,279
Natural Gas Liquids (Bbls)	459	288

Oil (Bbls)	9,386	6,567
Natural gas (Mcf)	14,950	22,995
Total (Boe)	11,878	10,400
Average Sales Prices:
Crude Oil (Bbls)	$114.87	101.34
Natural Gas Liquids (Bbls)	49.70	50.70
Oil (per Bbl)	111.68	99.12
Natural gas (per Mcf)	2.48	4.17
Average (per Boe)	91.38	71.81
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$93,319	57,271
Natural Gas Liquids	2,078	1,314

Oil	95,397	58,585
Natural gas	3,375	8,630

Total	98,772	67,215
Impact of oil derivatives settled during the period per Bbl (1):	$(4.12)	(8.95)
OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$17.03	16.38
Depreciation, depletion and amortization	22.12	22.50
Accretion expense	2.91	3.82
Taxes, other than on earnings	3.46	3.54
General and administrative	4.94	5.65

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$91,420	$80,128
Trade accounts receivable - net	35,410	31,817
Fair value of commodity derivative instruments	—	587
Deferred tax assets	1,773	—
Prepaid expenses	5,935	11,046

Total current assets	134,538	123,578
Property and equipment	1,131,027	1,082,248
Less accumulated depreciation, depletion, amortization and impairments	(331,333)	(305,110)

Net property and equipment	799,694	777,138
Restricted cash	6,023	6,023
Other assets	3,033	3,029
Deferred financing costs - net of accumulated amortization	5,134	5,452

	$948,422	$915,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,882	$25,393
Accrued expenses	65,014	58,538
Asset retirement obligations	21,080	25,578
Fair value of commodity derivative instruments	12,790	1,056
Deferred tax liabilities	—	2,823

Total current liabilities	134,766	113,388
Long-term debt	204,568	204,390
Asset retirement obligations	76,840	73,769
Deferred tax liabilities	36,965	31,775
Fair value of commodity derivative instruments	4,411	190
Other	1,128	663

	458,678	424,175
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,459,715 and 40,326,451 at March 31, 2012 and December 31, 2011, respectively; shares outstanding 39,290,705 and 39,404,106 at March 31, 2012 and December 31, 2011, respectively	40	40
Additional paid-in capital	506,246	505,235
Treasury stock, at cost, 1,169,010 and 922,345 shares at March 31, 2012 and December 31, 2011, respectively	(15,176)	(11,361)
Accumulated deficit	(1,366)	(2,869)

Total stockholders’ equity	489,744	491,045

	$948,422	$915,220